Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $2.7 million, up $0.9 million, compared to $1.8 million in third quarter of 2017
●	Diluted earnings per share of $0.59, up $0.22, compared to $0.37 in third quarter of 2017
●	Net interest income of $7.4 million, up $0.6 million, compared to $6.8 million in third quarter of 2017
●	Non-performing assets of $5.9 million, or 0.80% of total assets.

Year to Date Summary

●	Net income of $5.9 million, up $1.9 million, compared to $4.0 million in first nine months of 2017
●	Diluted earnings per share of $1.24, up $0.41, compared to $0.83 in first nine months of 2017
●	Net interest income of $21.0 million, up $1.4 million, compared to $19.6 million in first nine months of 2017
●	Income tax expense down $0.5 million compared to first nine months of 2017 as a result of the decrease in the federal corporate tax rate

Net Income Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net income	$2,712	1,780	$5,884	4,017
Diluted earnings per share	0.59	0.37	1.24	0.83
Return on average assets	1.47	0.99%	1.09	0.78%
Return on average equity	12.90	8.78%	9.43	6.79%
Book value per common share	$17.19	17.93	$17.19	17.93

ROCHESTER, MINNESOTA, October 18, 2018 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $737 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.7 million for the third quarter of 2018, an increase of $0.9 million, compared to net income of $1.8 million for the third quarter of 2017. Diluted earnings per share for the third quarter of 2018 was $0.59, an increase of $0.22, compared to diluted earnings per share of $0.37 for the third quarter of 2017. The increase in net income between the periods was primarily because of a $0.6 million increase in net interest income primarily because of an increase in the average interest-earning assets, a $0.2 million decrease in income tax expense as a result of the reduced federal corporate income tax rate for 2018, and a $0.1 million decrease in other non-interest expense primarily related to decreases in advertising and compensation and benefit expenses between the periods.

President’s Statement

“We are pleased to report the continued increase in our average interest earning assets and the related increase in net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increase in our net interest income combined with the decrease in other non-interest expense and our federal corporate tax rate have had a positive impact on the financial performance of our core banking operations.”

Third Quarter Results

Net Interest Income

Net interest income was $7.4 million for the third quarter of 2018, an increase of $0.6 million, or 9.2%, from $6.8 million for the third quarter of 2017. Interest income was $8.0 million for the third quarter of 2018, an increase of $0.7 million, or 9.9%, from $7.3 million for the same period in 2017. Interest income increased between the periods primarily because of an increase in the average interest-earning assets, a change in the composition of the average interest-earning assets, and an increase in the federal funds rate between the periods which resulted in higher earnings on loan, cash, and investment balances. While the average interest-earning assets increased $23.7 million between the periods, the average interest-earning assets held in higher yielding loans decreased $3.3 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $27.0 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred because of an increase in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.47% for the third quarter of 2018, an increase of 26 basis points from 4.21% for the third quarter of 2017.

Interest expense was $0.6 million for the third quarter of 2018, an increase of $0.1 million, or 19.1%, from $0.5 million for the third quarter of 2017. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.36% for the third quarter of 2018, an increase of 5 basis points from 0.31% for the third quarter of 2017. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts and certificates of deposit and a change in the composition of the average interest-bearing liabilities and non-interest-bearing deposits held between the periods. While the average interest-bearing liabilities and non-interest-bearing deposits increased $18.3 million between the periods, the average amount held in higher rate premium money market accounts increased $16.8 million, the average amount held in lower rate checking, savings, and money market accounts decreased $0.5 million, and the average amount held in higher rate borrowings and certificates of deposit increased $2.0 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2018 was 4.14%, an increase of 22 basis points, compared to 3.92% for the third quarter of 2017.

A summary of the Company’s net interest margin for the three month periods ended September 30, 2018 and 2017 is as follows:

	For the three-month period ended
	September 30, 2018			September 30, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,755	337	1.68%	$77,360	287	1.47%
Loans held for sale	1,757	24	5.45	1,916	25	5.18
Single family loans, net	112,221	1,154	4.08	114,826	1,164	4.02
Commercial loans, net	399,517	5,350	5.31	398,097	4,838	4.82
Consumer loans, net	72,257	914	5.02	74,164	903	4.83
Cash equivalents	41,477	182	1.74	16,917	36	0.84
Federal Home Loan Bank stock	867	9	4.21	848	2	0.94
Total interest-earning assets	$707,851	7,970	4.47	$684,128	7,255	4.21

Interest-bearing liabilities and non-interest-bearing deposits:
NOW accounts	84,491	19	0.09	84,154	24	0.11
Savings accounts	78,191	16	0.08	77,073	16	0.08
Money market accounts	204,599	221	0.43	194,660	159	0.32
Certificates	115,620	331	1.14	108,227	214	0.78
Advances and other borrowings	0	0	0.00	5,394	80	5.88
Total interest-bearing liabilities	$482,901			$469,508
Non-interest checking	160,410			155,674
Other non-interest bearing deposits	1,709			1,542
Total interest-bearing liabilities and non-interest-bearing deposits	$645,020	587	0.36	$626,724	493	0.31
Net interest income		7,383			6,762
Net interest rate spread			4.11%			3.90%
Net interest margin			4.14%			3.92%

Provision for Loan Losses

The provision for loan losses was ($0.7) million for the third quarter of 2018, a decrease of $0.1 million from the ($0.6) million provision for loan losses for the third quarter of 2017. The provision for loan losses decreased primarily because of payments on certain adversely classified commercial loans between the periods. Total non-performing assets were $5.9 million at September 30, 2018, an increase of $2.2 million, or 58.1%, from $3.7 million at June 30, 2018. Non-performing loans increased $2.5 million and foreclosed and repossessed assets decreased $0.3 million during the third quarter of 2018. The increase in the non-performing loans was primarily related to a $2.2 million loan relationship that was downgraded during the third quarter of 2018.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2018 and 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance at June 30,	$9,328	$10,045
Provision	(652)	(581)
Charge offs:
Single family	0	(6)
Consumer	(16)	(45)
Commercial business	(15)	(300)
Recoveries	187	164
Balance at September 30,	$8,832	$9,277

Allocated to:
General allowance	$7,771	$8,139
Specific allowance	1,061	1,138
	$8,832	$9,277

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2017.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2018	2018	2017
Non-Performing Loans:
Single family	$1,073	$960	$949
Commercial real estate	3,689	1,432	1,364
Consumer	526	551	553
Commercial business	197	73	278
Total	5,485	3,016	3,144

Foreclosed and Repossessed Assets:
Single family	0	74	0
Commercial real estate	414	627	627
Consumer	0	15	0
Total non-performing assets	$5,899	$3,732	$3,771
Total as a percentage of total assets	0.80%	0.51%	0.52%
Total non-performing loans	$5,485	$3,016	$3,144
Total as a percentage of total loans receivable, net	0.94%	0.51%	0.54%
Allowance for loan losses to non-performing loans	161.02%	309.31%	296.11%

Delinquency Data:
Delinquencies (1)
30+ days	$1,298	$1,585	$1,789
90+ days			0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.22%	0.26%	0.30%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the third quarter of 2018, the same as the third quarter of 2017. Loan servicing fees increased slightly between the periods due primarily to an increase in commercial loan servicing fees. Fees and service charges increased slightly due to an increase in the loan commitment fees earned between the periods. These increases in non-interest income were offset by slight decreases in the gain on sales of loans and other non-interest income.

Non-interest expense was $6.2 million for the third quarter of 2018, a decrease of $0.1 million, or 0.7%, from $6.3 million for the third quarter of 2017. Other non-interest expense decreased $0.1 million due to a decrease in advertising expense and compensation and benefits expense decreased $0.1 million primarily because of a decrease in employees between the periods. These decreases in non-interest expense were partially offset by a $0.1 million increase in data processing expense primarily related to an increase in mobile banking and on-line banking costs between the periods. Occupancy and equipment costs increased slightly between the periods due to an increase in depreciation and real estate taxes. Professional services expense increased slightly due primarily to an increase in legal expenses between the periods.

Income tax expense was $1.0 million for the third quarter of 2018, a decrease of $0.2 million from $1.2 million for the third quarter of 2017. Income tax expense decreased between the periods, despite an increase in pre-tax income, because of the decrease in the federal corporate income tax rate as a result of the tax law changes enacted in the fourth quarter of 2017.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2018 was 1.47%, compared to 0.99% for the third quarter of 2017. Return on average equity (annualized) was 12.90% for the third quarter of 2018, compared to 8.78% for the same period in 2017. Book value per common share at September 30, 2018 was $17.19, compared to $17.93 at September 30, 2017.

Nine Month Period Results

Net Income

Net income was $5.9 million for the nine month period ended September 30, 2018, an increase of $1.9 million, or 46.5%, compared to net income of $4.0 million for the nine month period ended September 30, 2017. Diluted earnings per share for the nine month period ended September 30, 2018 was $1.24, an increase of $0.41 per share compared to diluted earnings per share of $0.83 for the same period in 2017. The increase in net income between the periods was primarily because of a $1.4 million increase in net interest income primarily due to an increase in the average interest-earning assets and a $0.5 million decrease in income tax expense as a result of the reduced federal corporate income tax rate for 2018.

Net Interest Income

Net interest income was $21.0 million for the first nine months of 2018, an increase of $1.4 million, or 7.4%, from $19.6 million for the same period in 2017. Interest income was $22.6 million for the nine month period ended September 30, 2018, an increase of $1.7 million, or 8.0%, from $20.9 million for the same nine month period in 2017. Interest income increased between the periods primarily because of an increase in the average interest-earning assets, a change in the composition of the average interest-earning assets, and an increase in the federal funds rate between the periods which resulted in higher earnings on loan, cash, and investment balances. While the average interest-earning assets increased $34.5 million between the periods, the average interest-earning assets held in higher yielding loans increased $15.3 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $19.2 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.32% for the first nine months of 2018, an increase of 11 basis points from 4.21% for the first nine months of 2017.

Interest expense was $1.6 million for the first nine months of 2018, an increase of $0.2 million, or 16.2%, compared to $1.4 million in the first nine months of 2017. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.33% for the first nine months of 2018, an increase of 3 basis points from 0.30% for the first nine months of 2017. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts and certificates of deposit and a change in the composition of the average interest-bearing liabilities and non-interest-bearing deposits held between the periods. While the average interest-bearing liabilities and non-interest-bearing deposits increased $27.4 million between the periods, the average amount held in higher rate premium money market accounts increased $19.3 million, the average amount held in lower rate checking, savings, and money market accounts increased $6.3 million, and the average amount held in higher rate borrowings and certificates of deposit increased $1.8 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2018 was 4.02%, an increase of 8 basis points, compared to 3.94% for the first nine months of 2017.

A summary of the Company’s net interest margin for the nine month periods ended September 30, 2018 and 2017 is as follows:

	For the nine-month period ended
	September 30, 2018			September 30, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,436	991	1.67%	$76,695	850	1.48%
Loans held for sale	1,739	62	4.80	1,863	69	4.95
Single family loans, net	112,252	3,412	4.06	113,372	3,411	4.02
Commercial loans, net	401,850	15,075	5.02	384,321	13,885	4.83
Consumer loans, net	72,238	2,675	4.95	73,270	2,626	4.79
Cash equivalents	30,105	349	1.55	13,564	64	0.63
Federal Home Loan Bank stock	859	20	3.10	892	8	1.20
Total interest-earning assets	$698,479	22,584	4.32	$663,977	20,913	4.21

Interest-bearing liabilities and non-interest-bearing deposits:
NOW accounts	87,468	41	0.06	87,783	66	0.10
Savings accounts	78,075	46	0.08	77,015	47	0.08
Money market accounts	198,149	610	0.41	175,388	390	0.30
Certificates	114,412	884	1.03	104,362	532	0.68
Advances and other borrowings	188	2	1.71	8,469	327	5.16
Total interest-bearing liabilities	$478,292			$453,017
Non-interest checking	156,026			154,085
Other non-interest bearing deposits	1,567			1,361
Total interest-bearing liabilities and non-interest-bearing deposits	$635,885	1,583	0.33	$608,463	1,362	0.30
Net interest income		21,001			19,551
Net interest rate spread			3.99%			3.91%
Net interest margin			4.02%			3.94%

Provision for Loan Losses

The provision for loan losses was ($0.5) million for the first nine months of 2018, an increase of $0.1 million compared to the ($0.6) million provision for loan losses for the first nine months of 2017. The provision for loan losses increased primarily because of a decrease in the payments received on certain adversely classified commercial loans between the periods. Total non-performing assets were $5.9 million at September 30, 2018, an increase of $2.1 million, or 56.4%, from $3.8 million at December 31, 2017. Non-performing loans increased $2.3 million and foreclosed and repossessed assets decreased $0.2 million during the first nine months of 2018. The increase in the non-performing loans was primarily related to a $2.2 million loan relationship that was downgraded during the third quarter of 2018.

A reconciliation of the Company’s allowance for loan losses for the nine month periods ended September 30, 2018 and 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance at January 1,	$9,311	$9,903
Provision	(482)	(582)
Charge offs:
Single family	(24)	(6)
Consumer	(141)	(263)
Commercial business	(270)	(300)
Recoveries	438	525
Balance at September 30,	$8,832	$9,277

Non-Interest Income and Expense

Non-interest income was $5.8 million for the first nine months of 2018, an increase of $0.1 million, or 1.2%, from $5.7 million for the first nine months of 2017. Gain on sales of loans increased $0.1 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased slightly due to an increase in the sales of uninsured investment products between the periods. Loan servicing fees increased slightly between the periods primarily because of an increase in mortgage loan servicing fees. These increases in non-interest income were partially offset by a $0.1 million decrease in fees and service charges earned between the periods due primarily to a decrease in overdraft fees.

Non-interest expense was $19.1 million for the first nine months of 2018, an increase of $0.1 million, or 0.2%, from $19.0 million for the same period of 2017. Other non-interest expense increased $0.2 million due primarily to an increases in deposit insurance costs and the losses incurred on deposit accounts between the periods. Data processing expense increased $0.1 million primarily related to an increase in mobile and on-line banking costs between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and maintenance costs. These increases in non-interest expense were partially offset by a $0.3 million decrease in compensation and benefits expense primarily because of a decrease in employees between the periods and a $0.1 million decrease in professional services expense due to a decrease in legal expenses between the periods.

Income tax expense was $2.3 million for the first nine months of 2018, a decrease of $0.5 million from $2.8 million for the first nine months of 2017. Income tax expense decreased between the periods, despite an increase in pre-tax income, because of the decrease in the federal corporate income tax rate as a result of the tax law changes enacted in the fourth quarter of 2017.

Return on Assets and Equity

Return on average assets (annualized) for the nine month period ended September 30, 2018 was 1.09%, compared to 0.78% for the same period in 2017. Return on average equity (annualized) was 9.43% for the nine month period ended September 30, 2018, compared to 6.79% for the same period in 2017.

Warrants

On December 23, 2008, the Company issued a warrant to the U.S. Department of the Treasury (the Treasury) to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share (the Warrant). On May 21, 2015, the Treasury sold the Warrant to three unaffiliated third party investors. As a result of the following transactions, the Company no longer has any obligations under the Warrant:

●

On May 21, 2018, the Company entered into a warrant repurchase agreement with one of the warrant holders, pursuant to which the Company purchased, at a purchase price of $14.32 per warrant, warrants to purchase 138,888.66 shares of HMN common stock for an aggregate purchase price of $1,988,886. The warrants purchased by the Company were cancelled. Simultaneously with the repurchase, the warrant holder engaged in a cashless exercise of the remainder of its warrant, resulting in the issuance of 104,678 shares of HMN common stock to the warrant holder out of treasury stock.

●

On August 29, 2018, the Company entered into a warrant repurchase agreement with a second warrant holder, pursuant to which the Company purchased, at a purchase price of $16.07 per warrant, warrants to purchase 277,777.67 shares of HMN common stock for an aggregate purchase price of $4,463,887. The warrants purchased by the Company were cancelled.

●	On October 2, 2018, the final warrant holder engaged in a cashless exercise of its warrant, resulting in the issuance of 214,973 shares of HMN common stock to the warrant holder out of treasury stock.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the extent of the positive impact of the lower federal tax rates on future earnings; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2018	2017
	(unaudited)
Assets
Cash and cash equivalents	$48,076	37,564
Securities available for sale:
Mortgage-backed and related securities (amortized cost $8,593 and $5,148)	8,207	5,068
Other marketable securities (amortized cost $73,367 and $73,653)	71,397	72,404
	79,604	77,472

Loans held for sale	2,109	1,837
Loans receivable, net	586,092	585,931
Accrued interest receivable	2,225	2,344
Real estate, net	414	627
Federal Home Loan Bank stock, at cost	867	817
Mortgage servicing rights, net	1,845	1,724
Premises and equipment, net	9,754	8,226
Goodwill	802	802
Core deposit intangible	280	355
Prepaid expenses and other assets	1,418	1,314
Deferred tax asset, net	3,959	3,672
Total assets	$737,445	722,685

Liabilities and Stockholders’ Equity
Deposits	$651,429	635,601
Accrued interest payable	279	146
Customer escrows	2,187	1,147
Accrued expenses and other liabilities	3,556	4,973
Total liabilities	657,451	641,867
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and outstanding shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	42,578	50,623
Retained earnings, subject to certain restrictions	97,402	91,448
Accumulated other comprehensive loss	(1,697)	(957)
Unearned employee stock ownership plan shares	(1,885)	(2,030)
Treasury stock, at cost 4,519,222 and 4,631,124 shares	(56,495)	(58,357)
Total stockholders’ equity	79,994	80,818
Total liabilities and stockholders’ equity	$737,445	722,685

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest income:
Loans receivable	$7,441	6,930	21,225	19,991
Securities available for sale:
Mortgage-backed and related	52	16	148	29
Other marketable	285	270	842	821
Other	192	39	369	72
Total interest income	7,970	7,255	22,584	20,913

Interest expense:
Deposits	587	413	1,581	1,035
Advances and other borrowings	0	80	2	327
Total interest expense	587	493	1,583	1,362
Net interest income	7,383	6,762	21,001	19,551
Provision for loan losses	(652)	(581)	(482)	(582)
Net interest income after provision for loan losses	8,035	7,343	21,483	20,133

Non-interest income:
Fees and service charges	870	848	2,421	2,517
Loan servicing fees	343	299	941	906
Gain on sales of loans	489	521	1,612	1,528
Other	234	241	792	744
Total non-interest income	1,936	1,909	5,766	5,695

Non-interest expense:
Compensation and benefits	3,574	3,642	11,076	11,366
Occupancy and equipment	1,073	1,050	3,242	3,115
Data processing	310	243	939	795
Professional services	326	307	873	983
Other	931	1,017	2,951	2,786
Total non-interest expense	6,214	6,259	19,081	19,045
Income before income tax expense	3,757	2,993	8,168	6,783
Income tax expense	1,045	1,213	2,284	2,766
Net income	2,712	1,780	5,884	4,017
Other comprehensive income (loss), net of tax	(218)	(4)	(670)	357
Comprehensive income available to common shareholders	$2,494	1,776	5,214	4,374
Basic earnings per share	$0.62	0.42	1.37	0.95
Diluted earnings per share	$0.59	0.37	1.24	0.83

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
I. OPERATING DATA:
Interest income	$7,970	7,255	22,584	20,913
Interest expense	587	493	1,583	1,362
Net interest income	7,383	6,762	21,001	19,551

II. AVERAGE BALANCES:
Assets (1)	732,586	711,585	723,354	691,228
Loans receivable, net	583,995	587,087	586,340	570,963
Securities available for sale (1)	79,755	77,360	79,436	76,695
Interest-earning assets (1)	707,851	684,128	698,479	663,977
Interest-bearing liabilities and non-interest-bearing deposits	645,020	626,724	635,885	608,463
Equity (1)	83,398	80,333	83,441	79,036

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.47%	0.99%	1.09%	0.78%
Interest rate spread information:
Average during period	4.11	3.90	3.99	3.91
End of period	3.89	3.88	3.89	3.88
Net interest margin	4.14	3.92	4.02	3.94
Ratio of operating expense to average total assets (annualized)	3.36	3.49	3.53	3.68
Return on average equity (annualized)	12.90	8.78	9.43	6.79
Efficiency	66.67	72.20	71.28	75.44

	September 30,	December 31,	September 30,
	2018	2017	2017
IV. EMPLOYEE DATA:
Number of full time equivalent employees	182	187	194

V. ASSET QUALITY:
Total non-performing assets	$5,899	3,771	3,723
Non-performing assets to total assets	0.80%	0.52%	0.52%
Non-performing loans to total loans receivable, net	0.94	0.54	0.57
Allowance for loan losses	$8,832	9,311	9,277
Allowance for loan losses to total assets	1.20%	1.29%	1.29%
Allowance for loan losses to total loans receivable, net	1.51	1.59	1.59
Allowance for loan losses to non-performing loans	161.02	296.11	280.45

VI. BOOK VALUE PER SHARE:
Book value per common share	$17.19	17.97	17.93

	Nine Months Ended Sept 30, 2018	Year Ended Dec 31, 2017	Nine Months Ended Sept 30, 2017
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.85%	11.18%	11.25%
Average stockholders’ equity to average assets (1)	11.54	11.43	11.43
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.84	109.29	109.12
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.65	12.45	12.62
Tier 1 capital leverage ratio	10.49	10.68	10.76
Tier 1 capital ratio	12.65	12.45	12.62
Risk-based capital	13.91	13.71	13.87

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.